EXHIBIT 4(7)

COLLATERAL ASSIGNMENT OF
PROPRIETARY RIGHTS AND SECURITY AGREEMENT

          THIS COLLATERAL ASSIGNMENT OF PROPRIETARY RIGHTS AND SECURITY AGREEMENT (“the Agreement”), dated as of March 29, 2001 as amended March 5, 2008, is made by Integral Vision, Inc., a Michigan corporation (the “Company”), in favor of J. M. Warren Law Offices, P.C., (the “Agent”) as agent for the present and future holders of the notes issued under the Note and Warrant Purchase Agreement and subsequent amendments and restatements thereto (“Noteholders”), dated effective as of the Closing Date as to each Noteholder (the “Purchase Agreement”), among the Company, the Agent and the Noteholders.

Recitals:

A.	The Company, the Agent and the Noteholders are parties to the Purchase Agreement.

B.	It is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company executes and delivers this Agreement.

          NOW, THEREFORE, in consideration of the premises and to induce the Noteholders to make extensions of credit to the Company under the Purchase Agreement, and for the other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company agrees with the Agent and the Noteholders as follows:

          1. Defined Terms. In addition to those terms defined elsewhere in the Agreement, terms defined in the Purchase Agreement shall have their defined meanings when used herein (unless otherwise defined herein) and the following terms shall have the following meanings, unless the context otherwise requires:

                    “Collateral” means all of the wholly owned Trademarks, Copyrights, Patents and Intellectual Property Rights, whether now existing or hereafter created or acquired by the Company (including, without limitation, such of the foregoing as are listed on Schedule A attached hereto and made a part hereof).

                    “Copyrights” means all wholly owned United States copyrights, registered or unregistered, in and to all copyrightable work now owned or hereafter acquired by the Company, including all registrations and applications therefore and all licenses thereof and (a) any renewals or extensions of the registrations therefore that may be secured under the laws now or hereafter in effect in the United States, (b) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (c) the right to sue and recover for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

                    “Company’s Obligations” means all loans, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities, obligations (including the performance of the covenants of the Company contained in the Purchase Agreement or in the Loan Documents), fees, lease payments, guaranties, covenants, and duties owing by the Company to the Noteholders or the Agent in its capacity as Agent hereunder or under the Purchase Agreement, of any kind and description (whether pursuant to or evidenced by the Purchase Agreement, the Notes, any of the other Loan Documents, any other note or other instrument, or by any other agreement between the Noteholders or the Agent and the Company, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from the Company to others that the Noteholders or the Agent may have obtained by assignment or otherwise, and further including all interest not paid when due.

                    “Intellectual Property Rights” means all wholly owned intellectual property rights other than Trademarks, Copyrights and Patents, now owned or hereafter acquired by the Company, including, without limitation, trade secrets, know-how and confidential business information, computer software, data and documentation (including electronic media) and licenses thereof, and (a) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (b) the right to sue and recover for past, present and future infringements thereof, and (c) all rights corresponding thereto throughout the world.

                    “Patents” means all wholly owned United States patents and patent applications, now owned or hereafter acquired by the Company, including, without limitation, the inventions and improvements described and claimed therein, all licenses thereof and (a) the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (b) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (c) the right to sue and recover for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

                    “Trademarks” means all wholly owned trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, trademark registrations and applications for registration owned by the Company and all licenses thereof, together with the goodwill of the business connected with the use of, and symbolized by, the foregoing, and (a) the registration renewals thereof, (b) all income, royalties, damages, and payments now and hereafter due or payable under and with respect thereto including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (c) the right to sue and recover for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

          2. Collateral Assignment of Security Interest in Trademarks, Copyrights and Patents and Intellectual Property Rights. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Company’s Obligations, the Company hereby grants to the Agent for the benefit of the Noteholders and their assignees a continuing security interest in the Collateral, and, subject to Section 7 hereof, shall assign, transfer and convey to the Noteholders all right, title and interest, in the United States and throughout the world, in, to and under the Collateral.

          3. Continuing Liability. The Company hereby expressly agrees that, anything herein to the contrary notwithstanding, it shall remain liable under each license, interest and obligation assigned to the Noteholders hereunder to observe and perform all the conditions and obligations to be observed and performed by the Company thereunder, all in accordance with and pursuant to the terms and provisions thereof. The Agent and the Noteholders shall have no obligations or liability under any such license, interest or obligation by reason of or arising out of this Agreement or the assignment thereof to the Noteholders or the receipt by the Noteholders of any payment relating to any such license, interest or obligation pursuant hereto, nor shall the Agent or Noteholders be required or obligated in any manner to perform or fulfill any of the obligations of the Company thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by any of them or the sufficiency of any performance by any party under any such license, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance of the payment of any amounts which may have been assigned to the Company or to which the Company may be entitled at any time or times.

          4. Representations and Warranties. The Company hereby represents and warrants to the Agent and the Noteholders:

          (a) All of the Company’s Copyrights, Patents and Trademarks (whether or not registered), which are material to its business, are listed on Schedule A hereto, as updated from time to time.

          (b) Except for Permitted Liens, the Company owns free and clear of all Liens all right, title and interest in, or has full right and authority to use, all Collateral necessary or desirable for the conduct of its business as currently conducted or as currently proposed to be conducted.

          5. Updated Information and Filings. The Company agrees that it will deliver to the Agent and the Noteholders an updated Schedule A to this Agreement on at least a quarterly basis, and more often if requested by the Noteholders. The Company also agrees that it will take such actions as requested by the Agent or the Noteholders to allow the Agent for the benefit of the Noteholders to record and perfect its Lien on the Company’s Copyrights, Patents, Trademarks and Intellectual Property Rights, including, without limitation, filing and registering its rights with appropriate governmental entities.

          6. Restrictions on Future Agreements. The Company agrees that until all of the Company’s Obligations have been paid in full and the Purchase Agreement has been terminated, it will not, without the Noteholders’ evidencing more than 65% of the notes held by Noteholders then outstanding prior written consent, enter into any agreement, including, without limitation, any license agreement, which is inconsistent with the Company’s Obligations under this Agreement or which is prohibited by the Purchase Agreement.

          7. Effect of Collateral Assignment and Remedies. (a) If an Event of Default has occurred and is continuing, the Agent and the Noteholders may exercise, in addition to all other rights and remedies granted to them in this Agreement, the Purchase Agreement and any other Loan Document, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Company expressly agrees that in such event the Agent may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or may forthwith sell, lease, assign or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more public or private sale or sales, at any exchange, broker’s board or at its offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, and the Agent shall apply the net proceeds (after expenses) of any such sale, lease, assignment or other disposition against the Company’s Obligations in such order as the Agent in its sole discretion shall determine and the Company shall remain liable for any deficiency thereon; provided, however, that, in applying the net proceeds of any such sale or disposition, the Agent shall allocate the proceeds thereof pro rata among the Noteholders on the basis of the principal amount of each Note then outstanding. The Agent and the Noteholders shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity or redemption in the Company, which right or equity is hereby expressly waived and released. To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Agent and the Noteholders arising out of the repossession, retention or sale of the Collateral. The Company agrees that the Agent need not give more than ten days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matter.

          (b) During the continuance of an Event of Default, the Company hereby authorizes the Agent to make, constitute and appoint any officer or agent of the Agent as the Agent may select, in the Agent’s sole discretion, as the Company’s true and lawful attorney-in-fact, with power; (i) to endorse the Company’s name on all applications, documents, papers and instruments necessary or desirable for the Agent in the use of Collateral; (ii) to notify any licensee of the Company that such licensee should make future payments under the license directly to the Agent; (iii) to take any other actions with respect to the Collateral as the Agent and the Noteholders deem to be in their best interest; and (iv) to assign, pledge, convey or otherwise transfer title in or dispose of the Collateral to any Person. The Company hereby approves and ratifies all that such attorney shall lawfully do or cause to be done by virtue of this Agreement. This power of attorney shall be irrevocable until all of the Company’s Obligations have been paid in full and all of the financing arrangements between the Company and the Agent and the Noteholders have been terminated. The Company agrees that, in addition to all other rights and remedies granted to the Agent and the Noteholders in this Agreement, the Purchase Agreement and any other Loan Document, the Agent and the Noteholders shall be entitled to specific performance and injunctive and other equitable relief, and the Company further agrees to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such specific performance and injunctive or other equitable relief.

          8. Release of Collateral. The Agent and the Noteholders hereby agrees that if the Company proposes to sell any of the Collateral other than in the ordinary course of business, the Agent and the Noteholders will release their interests in such Collateral and will sign any documents and take any further action necessary to effectuate such release upon payment of 90% of the net proceeds received by the Company from the sale of such Collateral, up to the full amount of the Company’s Obligations to the Noteholders. It is agreed that the Company may place source code for software in escrow at the request of the Noteholders of its products without violating this Agreement.

          9. Indemnification. The Company shall indemnify and hold harmless the Agent and the Noteholders from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) sustained, suffered or incurred by the Agent and the Noteholders arising out of, with respect to, or resulting from any commercially reasonable exercise by the Agent and the Noteholders of their rights under this Agreement, including without limitation, after a default by the Company, the exercise by the Agent and the Noteholders of their rights to sell, lease, assign, give option or options to purchase, or sell and otherwise dispose of the Collateral. In any suit, proceeding or action brought by the Agent and the Noteholders to enforce their rights in the Collateral, the Company will save, indemnify and hold the Agent and Noteholders harmless from and against all expenses, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of any third party, arising out of a breach by the Company of any obligation or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such third party or its successors from the Company; provided that the Company shall have no obligation under this Section 9 to indemnify any Person under this Agreement for liabilities arising from the gross negligence or willful misconduct of such Person or arising from the breach by any such Person of its obligations under applicable law ( including the obligation to act in a commercially reasonable manner in the disposition of certain Collateral).

          10. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

          11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          12. Section Headings, etc. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof. All references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

          13. No Waiver: Cumulative Remedies. The Agent and the Noteholders shall not by any act (except a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of the terms an conditions hereof. A waiver by the Agent or the Noteholders of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent and the Noteholders would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Agent and the Noteholders any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other-right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by the Purchase Agreement, any other Loan Document or applicable law.

          14. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by a written instrument, duly executed by the Company, the Agent and the Noteholders evidencing more than 65% of the notes held by Noteholders then outstanding, provided, however, that no such amendment or waiver shall amend any term in this Agreement (or any provision hereof or thereof waived) that does not treat all notes held by Noteholders then outstanding at the time of such amendment or waiver pursuant to this Agreement without partiality. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company, and shall, together with the rights and remedies of the Agent and the Noteholders hereunder, inure to the benefit of the Agent and the Noteholders and their successors and assigns, provided that the Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAWS OF CONFLICT) OF THE STATE OF MICHIGAN.

          15. Notices. Etc. Any demand, notice or communication to be made or given hereunder shall be in writing and shall be given in accordance with the Purchase Agreement.

          16. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          17. Waiver of Jury Trial. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE AGENT, THE NOTEHOLDERS AND THE COMPANY EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

          The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

INTEGRAL VISION, INC.	J. M. Warren Law Offices, P.C.,
As Agent for the Noteholders

By:	By:

Name: Charles J. Drake	Name: J. Michael Warren
Title: Chairman of the Board	Title: President